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                                                                   EXHIBIT 10.04
                                CERIDIAN CORPORATION

                           EXECUTIVE EMPLOYMENT AGREEMENT

PARTIES

                   CERIDIAN CORPORATION (A DELAWARE CORPORATION)
                               8100 34TH AVENUE SOUTH
                         MINNEAPOLIS, MINNESOTA 55425-1640

                                        AND

                           JOHN R. EICKHOFF ("EXECUTIVE")



DATE:     JULY 1, 1997

RECITALS

A. Ceridian wishes to obtain the services of Executive for at least the duration of this Agreement, and the Executive wishes to provide his or her services for such period.

B. Ceridian desires reasonable protection of Ceridian's Confidential Information (as defined below).

C. Ceridian desires assurance that Executive will not compete with Ceridian or engage in recruitment of Ceridian's employees for a reasonable period of time after termination of employment, and Executive is willing to refrain from competition and recruitment.

D. Executive desires to be assured of a minimum Base Salary (as defined below) from Ceridian for Executive's services for the term of this Agreement (unless terminated earlier pursuant to the terms of this Agreement).

E. It is expressly recognized by the parties that Executive's acceptance of, and continuance in, Executive's position with Ceridian and agreement to be bound by the terms of this Agreement represents a substantial commitment to Ceridian in terms of Executive's personal and professional career and a foregoing of present and future career options by Executive, for all of which Ceridian receives substantial value.

F. The parties recognize that a Change of Control (as defined below) may result in material alteration or diminishment of Executive's position and responsibilities and substantially frustrate the purpose of Executive's commitment to Ceridian and forebearance of options.

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G.   The parties recognize that in light of the above-described commitment and forebearance of options, it is essential that, for the benefit of Ceridian and its stockholders, provision be made for a Change of Control Termination (as defined below) in order to enable Executive to accept and effectively continue in Executive's position in the face of inherently disruptive circumstances arising from the possibility of a Change of Control of the Parent Corporation (as defined below), although no such change is now contemplated or foreseen.

H. The parties wish to replace any and all prior agreements and undertakings with respect to the Executive's employment and Change of Control occurrences and compensation.

NOW, THEREFORE, in consideration of Executive's acceptance of and continuance in Executive's employment for the term of this Agreement and the parties' agreement to be bound by the terms contained herein, the parties agree as follows:


                                     ARTICLE I

                                    DEFINITIONS

1.01 "BASE SALARY" shall mean regular cash compensation paid on a periodic basis exclusive of benefits, bonuses or incentive payments.

1.02 "BOARD" shall mean the Board of Directors of Ceridian Corporation (the "Parent Corporation").

1.03 "CERIDIAN" shall mean Ceridian Corporation and, except as otherwise provided in Article VIII and Section 9.02 of Article IX,

          (a)  any Subsidiary (as that term is defined in Section 1.07); and

          (b) any successor in interest by way of consolidation, operation of law, merger or otherwise.

1.04 "CONFIDENTIAL INFORMATION" shall mean information or material which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including:

     (a) information or material relating to Ceridian and its business as conducted or anticipated to be conducted; business plans; operations; past, current or anticipated software, products or services; customers or prospective customers; or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities;


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     (b)  information or material relating to Ceridian's inventions, improvements, discoveries, "know-how," technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of Ceridian's software, products or services;

     (c) information which when received is marked as "proprietary," "private," or "confidential;"

     (d)  trade secrets;

     (e) software in various stages of development, including computer programs in source code and binary code form, software designs, specifications, programming aids (including "library subroutines" and productivity tools), programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases; and

     (f) any similar information of the type described above which Ceridian obtained from another party and which Ceridian treats as or designates as being proprietary, private or confidential, whether or not owned or developed by Ceridian.

     Notwithstanding the foregoing, "Confidential Information" does not include any information which is properly published or in the public domain; provided, however, that information which is published by or with the aid of Executive outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Agreement.

1.05 "DISABILITY" shall mean the inability of Executive to perform his or her duties under this Agreement because of illness or incapacity for a continuous period of five months.

1.06 "PARENT CORPORATION" shall mean Ceridian Corporation and, except as otherwise provided in Article VIII and Section 9.02 of Article IX, any successor in interest by way of consolidation, operation of law, merger or otherwise. "Parent Corporation" shall not include any Subsidiary.

1.07 "SUBSIDIARY" shall mean: (a) any corporation at least a majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the occurrence of a contingency) is at the time owned by Parent Corporation and/or one or more Subsidiaries; and (b) any division or business unit (or portion thereof) of Parent Corporation or a corporation described in clause (a) of this Section 1.07.


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                                     ARTICLE II

                            EMPLOYMENT, DUTIES AND TERM

2.01 EMPLOYMENT. Upon the terms and conditions set forth in this Agreement, Ceridian hereby employs Executive, and Executive accepts such employment. Except as expressly provided herein, termination of this Agreement by either party shall also terminate Executive's employment by Ceridian.

2.02 DUTIES. Executive shall devote his or her full-time and best efforts to Ceridian and to fulfilling the duties of his or her position which shall include such duties as may from time to time be assigned him or her by Ceridian, provided that such duties are reasonably consistent with Executive's education, experience and background. Executive shall comply with Ceridian's policies and procedures to the extent they are not inconsistent with this Agreement in which case the provisions of this Agreement prevail.

2.03 TERM. Subject to the provisions of Articles IV, VII, and VIII, Executive's employment shall continue until the later of: (a) June 30, 1999; and (b) two years after a Change of Control which occurs prior to June 30, 1999.
     In any event, the Agreement shall automatically terminate without notice when Executive reaches 65 years of age. If employment is continued after the age of 65 by mutual agreement, it shall be terminable at will by either party.


                                    ARTICLE III

                             COMPENSATION AND EXPENSES

3.01 BASE SALARY. For all services rendered under this Agreement during the term of Executive's employment, Ceridian shall pay Executive a minimum Base Salary at the annual rate currently being paid or, if Executive is not currently in Ceridian's employ, at the annual rate specified in the written offer of employment. If Executive's salary is increased from time to time during the term of this Agreement, the increased amount shall be the Base Salary for the remainder of the term and any extensions.

3.02 BONUS AND INCENTIVE. Bonus or incentive compensation shall be in the sole discretion of Ceridian. Except as otherwise provided in Article VII, Ceridian shall have the right in accordance with their terms to alter, amend or eliminate any bonus or incentive plans, or Executive's participation therein, without compensation to Executive.

3.03 BUSINESS EXPENSES. Ceridian shall, in accordance with, and to the extent of, its policies in effect from time to time, bear all ordinary and necessary business expenses incurred by Executive in performing his or her duties as an employee of Ceridian, provided that Executive accounts promptly for such expenses to Ceridian in the manner prescribed from time to time by Ceridian.


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                                     ARTICLE IV

                                 EARLY TERMINATION

4.01 EARLY TERMINATION. Subject to the respective continuing obligations of the parties pursuant to Articles V, VI, and IX, this Article sets forth the terms for early termination of this Agreement; provided, however, that this Article shall not apply to a Change of Control Termination which is governed solely by the provisions of Article VII.

4.02 TERMINATION FOR CAUSE. Ceridian may terminate this Agreement immediately for cause. For the purpose hereof "cause" means (a) fraud, (b) misrepresentation, (c) theft or embezzlement of Ceridian assets,
     (d) intentional violations of law involving moral turpitude, (e) the continued failure by Executive to satisfactorily perform his or her duties as reasonably assigned to Executive pursuant to Section 2.02 of Article II of this Agreement for a period of 60 days after a written demand for such satisfactory performance which specifically identifies the manner in which it is alleged Executive has not satisfactorily performed such duties. In the event of termination for cause pursuant to this Section 4.02, Executive shall be paid at the usual rate of Executive's annual Base Salary through the date of termination specified in any notice of termination.

4.03 TERMINATION WITHOUT CAUSE. Either Executive or Ceridian may terminate this Agreement and Executive's employment without cause on at least 75 days' written notice. In the event of termination of this Agreement and of Executive's employment pursuant to this Section 4.03, compensation shall be paid as follows:

     (a) if the notice of termination is given by Executive at any time Executive shall be paid at the usual rate of his or her annual Base Salary through the date of termination specified in such notice (but not to exceed 75 days);

     (b) if the notice of termination is given by Ceridian and effective prior to Executive's 65th birthday, (1) Executive shall be paid at the usual rate of his or her annual Base Salary through the date of termination specified in the notice provided, however, that Ceridian shall have the option of making termination of the Agreement and Executive's employment effective immediately upon notice in which case Executive shall be paid a lump sum representing the value through a notice period of 75 days worth of salary; and (2) Executive shall receive, starting within 15 days following termination, a payment equivalent to one years' Base Salary payable, at the sole discretion of Ceridian, in either the form of a lump sum payment or on a regular payroll period basis. In addition, the Executive shall receive the bonus, if any, to which Executive would otherwise have become entitled under all Ceridian bonus plans in effect at the time of termination of this Agreement had Executive remained continuously employed for the full fiscal year in which termination occurred and continued to perform his or her duties in the


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          same manner as they were performed immediately prior to termination, multiplied by a fraction, the numerator of which shall be the number of whole months Executive was employed in the year in which termination occurred and the denominator of which is 12. This bonus amount shall be paid within 15 days after the date such bonus would have been paid had Executive remained employed for the full fiscal year.

     (c) If the event that notice of termination occurs pursuant to Section 4.03(b), in addition to the payments specified in said Section, Ceridian shall pay to Executive an amount equal to one years' Base Salary payable, at the sole discretion of Ceridian, in either the form of a lump sum payment or on a regular payroll period basis, provided the Executive executes a release, similar to that attached as Exhibit A, of all claims against the Company.

     (d) If the notice of termination is given by Ceridian to be effective on or after Executive's 65th birthday, Executive shall be paid at the usual rate of his or her annual Base Salary through the date of termination specified in any notice. In addition, Executive will be paid the bonus, if any, to which Executive would otherwise have become entitled under all Ceridian bonus plans in effect at the time of termination of this Agreement had Executive remained continuously employed for the full fiscal year in which termination occurred and continued to perform his or her duties in the same manner as they were performed immediately prior to termination, multiplied by a fraction, the numerator of which shall be the number of whole months Executive was employed in the year in which termination occurred and the denominator of which is 12. The amount payable pursuant to this
          Section 4.03(d) shall be paid within 15 days after the date such bonus would have been paid had Executive remained employed for the full fiscal year.

4.04 TERMINATION IN THE EVENT OF DEATH OR DISABILITY. This Agreement shall terminate in the event of death or disability of Executive.

     (a) In the event of Executive's death, Ceridian shall pay an amount equal to 12 months of Base Salary at the rate in effect at the time of Executive's death plus the amount Executive would have received in annual incentive plan bonus for the year in which termination occurs had "target" goals been achieved. Such amount shall be paid (1) to the beneficiary or beneficiaries designated in writing to Ceridian by Executive, (2) in the absence of such designation to the surviving spouse, or (3) if there is no surviving spouse, or such surviving spouse disclaims all or any part, then the full amount, or such disclaimed portion, shall be paid to the executor, administrator or other personal representative of Executive's estate. The amount shall be paid as a lump sum as soon as practicable following Ceridian's receipt of notice of Executive's death. All such payments shall be in addition to any payments due pursuant to Section 4.04(c) below.


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     (b)  In the event of disability, Base Salary shall be terminated as of the end of the month in which the last day of the five-month period of Executive's inability to perform his or her duties occurs.

     (c) In the event of termination by reason of Executive's death or disability, Ceridian shall pay to Executive any amount equal to (1) the amount Executive would have received in annual incentive plan bonus for the year in which termination occurs had "target" goals been achieved, multiplied by (2) a fraction, the numerator of which shall be the number of whole months Executive was employed in the year in which the death or disability occurred and the denominator of which is
          12. The amount payable pursuant to this Section 4.04(c) shall be paid within 15 days after the date such bonus would have been paid had Executive remained employed for the full fiscal year.

4.05 PENSION SUPPLEMENT. If Ceridian terminates Executive's employment without cause prior to Executive's 65th birthday, Ceridian shall provide to Executive, out of its general assets, a monthly supplemental retirement benefit in an amount equal to the actuarial equivalent of the difference, if any, between:

     (a) the monthly benefit to which Executive would have been entitled under the defined benefit pension plan or plans in which he or she participated immediately prior to his or her termination of employment if the amount of payment to which Executive is entitled under Section 4.03(b)(2) were taken into account for purposes of determining his or her "final average pay" or similar term (as then defined under the terms of such plan or plans) for either (1) the year in which Executive's termination of employment occurred; or (2) the prior full year, whichever provides the highest total final average pay; and

     (b) the amount to which Executive is, in fact, entitled under such plan or plans.

     The benefit calculated under this Section 4.05 shall be paid at the same time and in the same form as the benefit under the plan with respect to which such calculation is made.

4.06 ENTIRE TERMINATION PAYMENT.  The compensation provided for in this
     Article IV for early termination of this Agreement and termination pursuant to this Article IV shall constitute Executive's sole remedy for such termination. Executive shall not be entitled to any other termination or severance payment which may be payable to Executive under any other agreement between Executive and Ceridian.


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                                     ARTICLE V

                     CONFIDENTIALITY, DISCLOSURE AND ASSIGNMENT

5.01 CONFIDENTIALITY. Executive will not, during the term or after the termination or expiration of this Agreement, publish, disclose, or utilize in any manner any Confidential Information obtained while employed by Ceridian. If Executive leaves the employ of Ceridian, Executive will not, without Ceridian's prior written consent, retain or take away any drawing, writing or other record in any form containing any Confidential Information.

5.02 BUSINESS CONDUCT AND ETHICS. During the term of employment with Ceridian, Executive will engage in no activity or employment which may conflict with the interest of Ceridian, and will comply with Ceridian's policies and guidelines pertaining to business conduct and ethics.

5.03 DISCLOSURE. Executive will disclose promptly in writing to Ceridian all inventions, discoveries, software, writings and other works of authorship which are conceived, made, discovered, or written jointly or singly on Ceridian time or on Executive's own time, providing the invention, improvement, discovery, software, writing or other work of authorship is capable of being used by Ceridian in the normal course of business, and all such inventions, improvements, discoveries, software, writings and other works of authorship shall belong solely to Ceridian.

5.04 INSTRUMENTS OF ASSIGNMENT. Executive will sign and execute all instruments of assignment and other papers to evidence vestiture of Executive's entire right, title and interest in such inventions, improvements, discoveries, software, writings or other works of authorship in Ceridian, at the request and the expense of Ceridian, and Executive will do all acts and sign all instruments of assignment and other papers Ceridian may reasonably request relating to applications for patents, patents, copyrights, and the enforcement and protection thereof. If Executive is needed, at any time, to give testimony, evidence, or opinions in any litigation or proceeding involving any patents or copyrights or applications for patents or copyrights, both domestic and foreign, relating to inventions, improvements, discoveries, software, writings or other works of authorship conceived, developed or reduced to practice by Executive, Executive agrees to do so, and if Executive leaves the employ of Ceridian, Ceridian shall pay Executive at a rate mutually agreeable to Executive and Ceridian, plus reasonable traveling or other expenses.

5.05 INVENTIONS DEVELOPED ON EXECUTIVE'S OWN TIME. The two immediately preceding sections entitled "Disclosure" and "Instruments of Assignment" do not apply to inventions in which a Ceridian claim of any rights will create a violation of Chapter 47 Minnesota Revised Statutes, Section 1-181.78, reproduced below and constituting the written notification of its Subdivision 3.

     181.78 Agreements relating to inventions


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     Subdivision 1.

     Any provision in an employment agreement which provides that an Executive shall assign or offer to assign any of his rights in an invention to his employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer's actual or demonstrably anticipated research or development, or
     (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

     Subdivision 2.

     No employer shall require a provision made void and unenforceable by subdivision 1 as a condition of employment or continuing employment.

     Subdivision 3.

     IF AN EMPLOYMENT AGREEMENT ENTERED INTO AFTER AUGUST 1, 1977, CONTAINS A PROVISION REQUIRING THE EMPLOYEE TO ASSIGN OR OFFER TO ASSIGN ANY OF HIS RIGHTS IN ANY INVENTION TO HIS EMPLOYER, THE EMPLOYER MUST ALSO, AT THE TIME THE AGREEMENT IS MADE, PROVIDE A WRITTEN NOTIFICATION TO THE EMPLOYEE THAT THE AGREEMENT DOES NOT APPLY TO AN INVENTION FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITY OR TRADE SECRET INFORMATION OF THE EMPLOYER WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON THE EMPLOYEE'S OWN TIME, AND (1) WHICH DOES NOT RELATE (a) DIRECTLY TO THE BUSINESS OF THE EMPLOYER OR (b) TO THE EMPLOYER'S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT, OR
     (2) WHICH DOES NOT RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER.

5.06 EXECUTIVE'S DECLARATION. Executive has no inventions, improvements, discoveries, software, writings or other works of authorship useful to Ceridian in the normal course of business, which were conceived, made or written prior to the date of this Agreement and which are excluded from this Agreement.

5.07 SURVIVAL. The obligations of this Article V shall survive the expiration or termination of this Agreement.


                                     ARTICLE VI


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                          NON-COMPETITION, NON-RECRUITMENT

6.01 GENERAL. The parties hereto recognize and agree that (a) Executive is a senior executive of Ceridian and is a key Executive of Ceridian, (b) Executive has received, and will in the future receive, substantial amounts of Confidential Information, (c) Ceridian's business is conducted on a worldwide basis, and (d) provision for non-competition and non-recruitment obligations by Executive is critical to Ceridian's continued economic well-being and protection of Ceridian's Confidential Information. In light of these considerations, this Article VI sets forth the terms and conditions of Executive's obligations of non-competition and non-recruitment subsequent to the termination of this Agreement and/or Executive's employment for any reason.

6.02 NON-COMPETITION.

     (a) Unless the obligation is waived or limited by Ceridian in accordance with subsection (b) of this Section 6.02, Executive agrees that for a period of two years following termination of employment for any reason, Executive will not directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, engage in any commercial activity in competition with any part of Ceridian's business as conducted as of the date of such termination of employment or with any part of Ceridian's contemplated business with respect to which Executive has Confidential Information as governed by Article V of this Agreement. For purposes of this subsection (a), "shareholder" shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange. Also for purposes of this subsection (a), "Ceridian's business" shall include business conducted by Ceridian or its affiliates and any partnership or joint venture in which Ceridian or its affiliates is a partner or joint venturer; provided that, "affiliate" as used in this sentence shall not include any corporation in which Ceridian has ownership of less than fifteen percent (15%) of the voting stock.

     (b) At its sole option Ceridian may, by written notice to Executive within 30 days after the effective date of termination of Executive's employment, waive or limit the time and/or geographic area in which Executive cannot engage in competitive activity.

     (c) During the term of the non-competition obligation, prior to accepting employment with, or agreeing to provide consulting services to, any firm which offers products or services in the fields of electronics or information processing, Executive shall give 30 days prior written notice to Ceridian. Such written notice shall describe the proposed employment or consulting services and the firm to which they will be rendered. Ceridian's failure to respond or object to such notice shall not in any way constitute acquiescence or waiver of Ceridian's rights under this Article VI.


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     (d)  During any period of non-competition pursuant to this Article VI
          Ceridian shall pay Executive an amount equal to the usual rate of Executive's Base Salary in effect at the time of termination. There shall be credited against Ceridian's obligation to make such payments any other payments made by Ceridian to Executive pursuant to Article IV of this Agreement. In the event that Ceridian elects, pursuant to subsection (b) of this Section 6.02, to waive all or any portion of the non-competition obligation, no payment shall be required by Ceridian with respect to the portion of the non-competition period which has been waived.

6.03 NON-RECRUITMENT. For a period of two years following termination of employment for any reason, Executive will not initiate or actively participate in any other employer's recruitment or hiring of Ceridian employees. This provision shall not preclude Executive from responding to a request (other than by Executive's employer) for a reference with respect to an individual's employment qualifications.

6.04 SURVIVAL. The obligations of this Article VI shall survive the expiration or termination of this Agreement.


                                    ARTICLE VII

                                 CHANGE OF CONTROL


7.01 DEFINITIONS. For purposes of this Article VII, the following definitions shall be applied:

     (a) "BENEFIT PLAN" means any formal or informal plan, program or other arrangement heretofore or hereafter adopted by Ceridian for the direct or indirect provision of compensation to the Executive (including groups or classes of participants or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in the form of cash or other property or rights, or is in the form of a benefit to or for the Executive.

     (b)  "CHANGE OF CONTROL" shall mean any of the following events:

               (1) a merger or consolidation to which Parent Corporation is a party if the individuals and entities who were stockholders of Parent Corporation immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power for election of directors of the surviving corporation immediately following the effective date of such merger or consolidation; or


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               (2)  the direct or indirect beneficial ownership (as defined in
                    Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate of securities of Parent Corporation representing twenty-five percent (25%) or more of the total combined voting power of Parent Corporation's then issued and outstanding securities by any person or entity, or group of associated persons or entities acting in concert; or

               (3) the sale of the properties and assets of Parent Corporation, substantially as an entirety, to any person or entity which is not a wholly-owned subsidiary of Parent Corporation; or

               (4) the stockholders of Parent Corporation approve any plan or proposal for the liquidation of Parent Corporation; or

               (5) a change in the composition of the Board at any time during any consecutive 24 month period such that the "Continuity Directors" cease for any reason to constitute at least a seventy percent (70%) majority of the Board. For purposes of this clause, "Continuity Directors" means those members of the Board who either (A) were directors at the beginning of such consecutive 24 month period, or (B) were elected by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the then-existing Board.

     (c) "CHANGE OF CONTROL COMPENSATION" means any payment or benefit (including any transfer of property) in the nature of compensation, to or for the benefit of a Participant under this Agreement or any Other Agreement or Benefit Plan, which is considered to be contingent on a Change of Control for purposes of Section 280G of the Code.

     (d) "CHANGE OF CONTROL TERMINATION" means, with respect to Executive, either of the following events occurring within two years after a Change of
     Control:

               (1) Termination of Executive's employment by Ceridian for any reason other than (A) fraud, (B) theft or embezzlement of Ceridian assets, (C) intentional violations of law involving moral turpitude, or (D) the substantial and continuing failure by Executive to satisfactorily perform his or her duties as reasonably assigned to Executive pursuant to
                    Section 2.02 of Article II of this Agreement for a period of 60 days after a written demand for such satisfactory performance which specifically identifies the manner in which it is alleged Executive has not satisfactorily performed such duties; or

               (2) Termination of employment with Ceridian by Executive pursuant to Section 7.02 of this Article VII.


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          A Change of Control Termination by Executive shall not, however, include termination by reason of death or Disability.

     (e) "CODE" means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall include the corresponding section of such Code as from time to time amended.

     (f)  "EXCISE TAX" means any applicable federal excise tax imposed by
     Section 4999 of the Code.

     (g) "GOOD REASON" means a good faith determination by Executive, in Executive's sole and absolute judgment, that any one or more of the following events has occurred, without Executive's express written consent, after a Change of Control:

               (1) A change in Executive's reporting responsibilities, titles or offices as in effect immediately prior to the Change of Control, or any removal of Executive from, or any failure to re-elect Executive to, any of such positions, which has the effect of materially diminishing Executive's responsibility or authority;

               (2) A reduction by Ceridian in Executive's Base Salary as in effect immediately prior to the Change of Control or as the same may be increased from time to time thereafter;

               (3) Ceridian requiring Executive to be based anywhere other than within 25 miles of Executive's job location at the time of the Change of Control;

               (4) Without replacement by plans, programs, or arrangements which, taken as a whole, provide benefits to Executive at least reasonably comparable to those discontinued or adversely affected, (A) the failure by Ceridian to continue in effect, within its maximum stated term, any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability, or any other employee compensation or benefit plan, program or arrangement, in which Executive is participating immediately prior to a Change of Control; or (B) the taking of any action by Ceridian that would materially adversely affect Executive's participation or materially reduce Executive's benefits under any of such plans, programs or arrangements;

               (5) The failure by Ceridian to provide office space, furniture, and secretarial support at least comparable to that provided Executive immediately prior to the Change of Control or the taking of any


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

                    similar action by Ceridian that would materially adversely affect the working conditions in or under which Executive performs his or her employment duties;

               (6) If Executive's primary employment duties are with a Subsidiary, the sale, merger, contribution, transfer or any other transaction in conjunction with which Parent Corporation's ownership interest in such Subsidiary decreases below the level specified in Section 1.07 of
                    Article I unless (A) this Agreement is assigned to the purchaser/transferee with the provisions of Article VII in full force and effect and operative as if a Change of Control has occurred with respect to the purchaser/transferee as Parent Corporation immediately after the purchase/transfer becomes effective, and (B) such purchaser/transferee has a creditworthiness reasonably equivalent to Parent Corporation's; or

               (7)  Any material breach of this Agreement by Ceridian.

     (h) "OTHER AGREEMENTS" means any agreement, contract or understanding heretofore or hereafter entered into between Executive and Ceridian for the direct or indirect provision of compensation to Executive.

     (i) "REDUCED AMOUNT" means the largest amount that could be received by a Participant as Change of Control Compensation such that no portion of such Change of Control Compensation would be subject to the Excise Tax.

7.02 CHANGE OF CONTROL TERMINATION RIGHT. For a period of two years following a Change of Control, Executive shall have the right, at any time and within Executive's sole discretion, to terminate employment with Ceridian for Good Reason. Such termination shall be accomplished by, and effective upon, Executive giving written notice to Ceridian of Executive's decision to terminate. Except as otherwise expressly provided in this Agreement, upon the exercise of said right, all obligations and duties of Executive under this Agreement shall be of no further force and effect.

7.03 CHANGE OF CONTROL TERMINATION PAYMENT. In the event of a Change of Control Termination, and subject to the "Limitation on Change of Control Compensation" contained in Section 7.04, then, and without further action by the Board, Compensation Committee or otherwise, Parent Corporation shall, within five days of such termination, make a lump sum payment to Executive in an amount equal to one dollar ($1.00) less than three times the average annualized compensation, as defined by Section 280G of the Code, received by Executive from Ceridian and includible in Executive's gross income for federal income tax purposes for the five most recent taxable years of the Executive ending before the date upon which the Change in Control occurred (or such portion of such period during which Executive was an employee of Ceridian).


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

7.04 LIMITATION ON CHANGE OF CONTROL COMPENSATION. Notwithstanding any other provisions of this Agreement or of any Other Agreement or Benefit Plan, if any Change of Control Compensation would be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Code and if, after reduction for any Excise Tax and federal income tax imposed by the Code, Executive's net proceeds of such Change of Control Compensation would be less than the amount of Executive's net proceeds resulting from the payment of the Reduced Amount after reduction for federal income taxes, then the Change of Control Compensation payable to Executive shall be limited to the Reduced Amount. The determinations required by the preceding sentence shall be made by the firm of independent certified public accountants serving as the outside auditor of Ceridian as of the date of the applicable Change of Control, and such determinations shall be binding upon Ceridian and Executive. If Change of Control Compensation to Executive is limited to the Reduced Amount, then Executive shall have the right, in his or her sole discretion, to designate those payments or benefits under this Agreement, any Other Agreements and/or any Benefit Plans that should be reduced or eliminated so as to avoid having Executive's Change of Control Compensation be subject to the Excise Tax. If Executive fails to make such designation within 30 days of having received notification that such designation is required, Ceridian shall make such designations and shall promptly inform Executive of its actions in such regard.

7.05 INTEREST. In the event Parent Corporation does not make timely payment in full of the Change of Control Termination payment described in Section 7.03, Executive shall be entitled to receive interest on any unpaid amount at the lower of: (a) the prime rate of interest (or such comparable index as may be adopted) established from time to time by the First Bank National Association, Minneapolis, Minnesota; or (b) the maximum rate permitted under Section 280G(d)(4) of the Internal Revenue Code."

7.06 ATTORNEYS' FEES. In the event Executive incurs any legal expense to enforce or defend his or her rights under this Article VII of this Agreement, or to recover damages for breach thereof, Executive shall be entitled to recover from Ceridian any expenses for attorneys' fees and disbursements incurred.

7.07 BENEFITS CONTINUATION. In the event of a Change of Control Termination, Executive (and anyone entitled to claim under or through Executive) shall, until age 65, be entitled to receive from Ceridian the same or equivalent health, dental, accidental death and dismemberment, short and long-term disability, life insurance coverages, and all other insurance policies and health and welfare benefits programs, policies or arrangements, at the same levels and coverages as Executive was receiving on the day immediately prior to the Change of Control. To the extent that election of continuation of any of such coverages, programs, policies, or arrangements is made available to employees terminating at age 55 with 15 or more years of service, Executive shall be required to pay no more for continuation than is required of such employees on the day immediately prior to the Change of Control. If no such continuation program is available, Executive shall be required to pay no more than he/she paid as an active employee, or if provided by Ceridian at no cost to employees on the day immediately prior to the Change of Control, they shall continue to be made available to Executive on this basis.

7.08 PENSION SUPPLEMENT. In the event of a Change of Control Termination, Parent Corporation shall, within five days, make a lump sum payment to Executive in an amount equal to the actuarial equivalent of the difference, if any, between:

     (a) the monthly benefit to which Executive would have been entitled under the defined benefit pension plan or plans in which he or she participated immediately prior to his or her Change of Control Termination if the amount of payment to which Executive is entitled under Section 7.03 were taken into account for purposes of determining his or her "final average pay" or similar term (as then defined under the terms of such plan or plans) for either (1) the year in which the Change of Control Termination occurred; or (2) the prior full year, whichever provides the highest total final average pay; and

     (b) the amount to which Executive is, in fact, entitled under such plan or plans.

     For purposes of determining actuarial equivalencies for this Section 7.08, the actuarial factors specified in the particular plan or plans with respect to which the determination is being made shall be applied.


                                    ARTICLE VIII

                            CHANGE OF SUBSIDIARY STATUS

8.01 In the event that, prior to a Change of Control: (a) a Subsidiary is sold, merged, contributed, or in any other manner transferred, or if for any reason Parent Corporation's ownership interest in any such Subsidiary falls below the level specified in Section 1.07, (b) Executive's primary employment duties are with the Subsidiary at the time of the occurrence of such event, and (c) Executive does not, in conjunction therewith, transfer employment directly to Parent Corporation or another Subsidiary, then:

     (a) If Executive gives his or her written consent to the assignment of this Agreement to such Subsidiary, or to the purchaser or new majority interest holder of such Subsidiary, (and such assignment is accepted) this Agreement shall remain in full force and effect between Executive and the assignee, except that the provisions of Article VII of this Agreement shall become null and void;

     (b) If such assignment is not accepted by the Subsidiary or purchaser, then this Agreement shall be deemed to have been terminated by Ceridian without cause pursuant to Section 4.03 of Article IV; and

     (c) In all other cases, this Agreement shall be deemed terminated for cause pursuant to Section 4.02 of Article IV.


                                     ARTICLE IX

                                 GENERAL PROVISIONS

9.01 NO ADEQUATE REMEDY. The parties declare that it is impossible to measure in money the damages which will accrue to either party by reason of a failure to perform any of the obligations under this Agreement. Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, such party against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such party shall not urge in any such action or proceeding the claim or defense that such party has an adequate remedy at law.

9.02 SUCCESSORS AND ASSIGNS. Except as otherwise provided in Article VIII, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of Parent Corporation and each Subsidiary, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of Ceridian, and any such successor or assign shall absolutely and unconditionally assume all of Ceridian's obligations hereunder.

9.03 NOTICES. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address:

     (a)  Ceridian Corporation
          8100 34th Avenue South
          Minneapolis, Minnesota 55425-1640
          Attention:  Office of General Counsel

     (b)  In the case of Executive shall be:

          At the address listed on the last page of this Agreement.

          Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.

9.04 CAPTIONS. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.


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

9.05 GOVERNING LAW. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota and any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose. The parties hereto expressly recognize and agree that the implementation of this Governing Law provision is essential in light of the fact that Parent Corporation's corporate headquarters and its principal executive offices are located within the State of Minnesota, and there is a critical need for uniformity in the interpretation and enforcement of the employment agreements between Ceridian and its senior executives.

9.06 CONSTRUCTION. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.07 WAIVERS. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

9.08 MODIFICATION. This Agreement may not be and shall not be modified or amended except by written instrument signed by the parties hereto.

9.09 ARBITRATION. Because the parties recognize that resolving any future differences in the courts can require a long time and great expense, Company and Executive agree that their only remedy for disputes either may have with the other and that arise out of Executive's employment, or any aspect of this Agreement, shall be to submit all disputes to final and binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The aggrieved party must send a written notice of claim to the other party by certified mail, return receipt requested to the address listed in Section 9.03 of this Agreement. The arbitrator shall apply the law in accordance with this Agreement, or federal law, or both, as applicable to the claim(s) asserted.

9.10 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces in full all prior employment agreements or understandings of the parties hereto, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement.

IN WITNESS WHEREOF, The parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

EXECUTIVE                                 CERIDIAN CORPORATION


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

/s/ J.R. Eickhoff                       By:       /s/ Michael E. Kotten
---------------------------------                 ------------------------------

                                        Title:    Vice President
                                                  ------------------------------


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